Exhibit 99.1

May 11, 2021 08:30 AM Eastern

Air Industries Group Reports Financial Results for the Three Months Ended March 31, 2021

Books over $22 Million in New Business in the First Quarter Alone

Bay Shore, NY -- (Business Wire) – May 11, 2021 8:30 AM Eastern – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced its results for the three months ended March 31, 2021.

Highlights

For the three months ended March 31, 2021 compared to March 31, 2020

●	Consolidated net sales for the three months ended March 2021 were $13.7 million an increase of $300,000 or 2.2% compared to $13.4 million in 2020.

●	Consolidated gross profit for the three months ended March 2021 was $1.8 million a decline of $400,000 or 18.1% from $2.2 million in 2020. Gross profit as a percentage of sales for 2021 was 13.1% compared to 15.7% in 2020.

●	Operating expenses for the three months ended March 2021 were $1.8 million a decline of $500,000 from $2.3 million, or 21.7% in 2020. Lower operating expenses in the quarter more than offset the decline in gross profit.

●	Operating income for the three months ended March 2021 was $27,000 compared to an operating loss of $81,000 in 2020.

●	Interest and financing costs for the three months ended March 2021 were $297,000 a decline of $83,000 or 21.8% compared to $380,000 in 2020.

●	Adjusted EBITDA for the three months ended March 2021 was $1,234,000 as shown below.

For the Three Months Ended March 31, 2021
Net Loss	$(152,000)
Add-backs to EBITDA
Interest	297,000
Taxes	-
Depreciation & Amortization	867,000
EBITDA	1,012,000
Add-backs to Adjusted EBITDA
Bank Charges	13,000
Stock Compensation	209,000
Adjusted EBITDA	$1,234,000

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “We are very pleased to report that new business quote activity has increased and during the first quarter we booked over $22 million in new business. Our book-to-bill ratio for the trailing twelve months ended March 31, 2021 was 1.19 to 1.00; very close to our goal of a 1.20 to 1.00 ratio. Our fully funded, 18-Month, firm backlog remains strong at $ 84.7 million.

We are somewhat pleased with the increase, albeit modest, in revenue for the first quarter. The increase was achieved despite some significant COVID related production issues at the company late last year. Attendance has returned to normal, and we firmly believe those COVID tail issues are behind us. We are actively seeking to hire more CNC machinists to support the increased hours demand. Our experience echoes the difficulties other employers are having in finding qualified help.

All of the recent machinery purchased is up and running. We are seeing demand on the commercial side of our business increasing faster than we expected. Our eye is on the big goal of building a very successful, world class, aerospace company.

For the balance of the year, we look forward to continuing to build on the momentum of the first quarter.”

Additional information about the Company can be found in its filings with the SEC.

The Company will host a conference call for investors on Tuesday May 11, 2021 at 5:00 PM Eastern.

Investor Conference Call

Conference Toll-Free Number 800-207-0293

Passcode – 834 115

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

Michael Recca, CFO

631.328.7078

ir@airindustriesgroup.com

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